SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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LVIP Columbia Value Opportunities Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP Columbia Value Opportunities Fund

(the “Fund”)

Dated July 26, 2010

This statement provides information concerning the above-referenced Fund. We are not asking you for a proxy, and you are requested not to send us a proxy. This document is for informational purposes only and you are not required to take any action.

We previously advised you, via a May 1, 2010 supplement to the Trust’s prospectus dated April 30, 2010, that Ameriprise Financial, Inc. (“Ameriprise Financial”) entered into an agreement with Bank of America, N.A. (“Bank of America”) to acquire a portion of the asset management business of Columbia Management Group, LLC (the “Transaction”), which included a portion of the business of Columbia Management Advisors, LLC (“CMA”), the sub-adviser for the Fund, including the business of managing the Fund. The closing of the Transaction occurred on May 1, 2010. On May 1, 2010, the sub-adviser of the Fund changed from CMA to Columbia Management Investment Advisers, LLC (“CMIA”) (formerly, RiverSource Investments, LLC, hereafter “RiverSource”), a wholly-owned subsidiary of Ameriprise Financial. The portfolio managers listed in the Prospectus became portfolio managers of CMIA on May 1, 2010.

As a result of the Transaction, the Sub-Advisory Agreement between the Trust and CMA, dated October 15, 2007 for the Fund (the “Prior Agreement”) was terminated. Consequently, the Board of Trustees was required to consider a new agreement between Lincoln Investment Advisors Corporation (“LIAC” or the “Adviser”) and CMIA. On March 9, 2010, the Board considered and approved a new sub-advisory agreement (the “New Agreement”) between LIAC and CMIA to be effective on May 1, 2010. LIAC remains the investment adviser to the Fund.

In accordance with an exemptive order dated March 31, 2010 that the Securities and Exchange Commission (“SEC”) issued to the Trust, LIAC can hire, terminate and replace, as applicable, sub-advisers (except as a general matter, sub-advisers affiliated with such investment adviser) without shareholder approval. Further, as a condition of such order, the investment adviser must furnish shareholders of the affected funds with certain information about New Agreement. This Information Statement is intended to comply with that condition. The Information Statement will be mailed on or about July 30, 2010 to shareholders of the Fund.

I.	Background

At an in-person meeting on March 9, 2010, the Board, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940 (the “Act”), approved the New Agreement with CMIA effective as of the close of the Transaction. On May 1, 2010, LIAC, on behalf of the Trust, entered into the New Agreement with CMIA. CMIA’s appointment as sub-adviser was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Considerations on the New Agreement

The Trustees who are not “interested persons” of the Trust (as such term is defined in the Act) (the “Independent Trustees”) reported that they reviewed materials provided by RiverSource (now known as and hereinafter referred to as CMIA), a wholly-owned subsidiary of Ameriprise Financial, in connection with the anticipated acquisition by Ameriprise Financial of certain businesses of CMG and certain affiliated companies, including CMA, the sub-adviser to the Fund, at the March 9, 2010 Board meeting. As the Transaction would result in a change of control and cause the Prior Agreement between the Adviser and CMA to terminate, the Board was asked to approve the New Agreement between the Adviser and CMIA. CMIA provided the Board with information on its anticipated business, operations and personnel following the Transaction, including that RiverSource was expected to be renamed with the “Columbia” brand following the consummation of the Transaction. After further discussion, the Board approved the New Agreement.

The Independent Trustees and their independent legal counsel met separately from the “interested” Trustees and management to consider approval of the New Agreement. The Independent Trustees reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of the New Agreement. The Independent Trustees considered that CMIA had represented that they will provide the same general investment advisory services to the Fund as has been provided by CMA and that the Fund’s current CMA portfolio managers are not expected to change as a result of the Transaction. Accordingly, the Independent Trustees considered that they had renewed the Prior Agreement with CMA for the Fund at an in-person meeting on September 10-11, 2009 after an extensive review process. The Independent Trustees also considered that CMA stated that there were no material changes to the information provided by CMA as part of the September contract renewal process. In considering approval of the New Agreement, the Independent Trustees did not identify any single factor or group of factors as all-important or controlling and considered all factors together. The Independent Trustees reported that they had considered the following factors, among others, and reached the following conclusions with respect to their recommendations to the Board of Trustees.

The Independent Trustees also considered that CMIA agreed to pay the costs to prepare, file and mail an information statement or a proxy statement to shareholders, as applicable.

The Independent Trustees considered the nature, extent and quality of services to be provided by CMIA under the New Agreement. The Independent Trustees considered CMIA’s representation that they will provide the same general investment advisory services to the Fund as has been provided by CMA, that the Fund’s current CMA portfolio managers are not expected to change as a result of the Transaction, that a significant number of CMA investment professionals and personnel will remain in place, and at the current time, that there would be no immediate changes to the compliance policies and procedures as a result of the Transaction. The Independent Trustees concluded that these factors supported approval of the New Agreement, the scope and quality of services to be provided to the Fund under the New Agreement will be at least equivalent to the scope and quality of services provided under the Prior Agreement.

The Independent Trustees noted that the terms of the New Agreement were substantially similar to the Prior Agreement, with the exception of its effective and termination dates and other immaterial changes. The Board considered that there would be no change in the sub-advisory fees which had been determined to be reasonable in connection with the September 2009 contract renewal process. The Independent Trustees concluded that these factors supported approval of the New Agreement.

With respect to performance, the Independent Trustees considered that CMA indicated that it expected that the same CMA portfolio management team was to continue to manage the Fund following the closing of the Transaction and that performance had been analyzed in connection with the September 2009 contract renewal process. The Independent Trustees concluded that these factors supported approval of the New Agreement.

The Independent Trustees considered future profitability and noted that the sub-advisory fee was to remain the same and that profitability had been found not to be unreasonable in connection with the September 2009 contract renewal process. The Independent Trustees concluded that these factors supported approval of the New Agreement.

The Independent Trustees considered economies of scale and noted that the sub-advisory fee schedule, which contains breakpoints, was to remain the same and noted that in connection with the September 2009 contract renewal process, that there were no significant economies of scale being realized.

The Independent Trustees considered that CMIA has the ability to obtain research with soft dollars that may or may not be used for the Fund and may be used for the benefit of other clients of CMIA.

Based on all the information considered and conclusions reached, the Independent Trustees determined that the terms of the New Agreement are fair and reasonable and that approval of the New Agreement is in the best interests of the Trust and recommended approval to the Board of Trustees.

III.	The New Agreement

Other than the effective date and the name of the sub-adviser, the New Agreement is generally the same in all material respects to the Prior Agreement. Under the New Agreement, CMIA will furnish an investment program for the Fund whereby CMIA will place orders for the purchase and sale of portfolio securities. The New Agreement will remain in effect for an initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by: (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund; (ii) LIAC on at least sixty days’ written notice to CMIA; or (iii) CMIA on at least sixty days’ written notice to LIAC. The New Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment or in the event the investment advisory contract between LIAC and the Trust terminates for any reason.

The New Agreement provides additional clarification from the Prior Agreement concerning the diversification requirements of the Fund’s investment program. Consistent with the Prior Agreement, the New Agreement provides that CMIA will not be subject to liability for acts or omissions connected with rendering services under the New Agreement except liabilities or litigation arising out of or based on willful misfeasance, bad faith or gross negligence of CMIA. In addition, in the New Agreement, CMIA agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any liabilities in which the Adviser or a Fund may become subject as a result of CMIA’s failure to satisfy diversification requirements or any untrue statement of a material fact contained in disclosure provided by CMIA for inclusion in the Fund’s regulatory filings.

The fees payable by the Adviser to CMIA for sub-advisory services under the Prior Agreement and New Agreement are identical as shown in the table below:

Prior Sub-Advisory Fee*	New Sub-Advisory Fee*
.75% of first $60 million .50% of next $90 million .40% over $150 million	.75% of first $60 million .50% of next $90 million .40% over $150 million

*Of the average daily net assets of the fund

The sub-advisory fee paid by the Adviser from January 1, 2009 through December 31, 2009 to CMA pursuant to the Prior Agreement dated October 15, 2007 was $165,350. Had the New Agreement been in effect for that same time period, the sub-advisory fees due and owing by LIAC would have been the same.

The following are investment funds for which CMIA acts as adviser or sub-adviser that have similar investment objectives to the Fund:

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 3/31/2010)
Columbia Small Cap Value Fund I1	0.80% of first $500 million 0.75% of next $500 million 0.70% over $1 billion	$1.47 billion

Columbia Small Cap Value Fund II1	0.70% of first $500 million 0.65% of next $500 million 0.60% over $1 billion	$1.53 million

Columbia Small Cap Value Fund, Variable Series[2]	0.80% of first $500 million 0.75% of next $500 million 0.70% over $1 billion	$500 million

AZL Columbia Small Cap Value Fund	0.55% of first $100 million 0.50% of next $100 million 0.45% over $200 million	$102 million

SC Columbia Small Cap Value Fund[2]	0.55% of first $100 million	$48 million[3]

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 3/31/2010)
0.50% of next $100 million 0.45% over $200 million

ING Columbia Small Cap Value Portfolio	0.60% of first $500 million 0.55% of next $100 million 0.50% of next $100 million 0.45% over $700 million	$206 million

Seligman Smaller-Cap Value Fund, a series of Seligman Value Fund Series, Inc. [4]	0.935% of first $500 million 0.840% of next $500 million 0.745% over $1 billion	$471 million

Seligman Smaller-Cap Value Portfolio, a series of Seligman Portfolios, Inc. [4]	0.935% of first $500 million 0.840% of next $500 million 0.745% over $1 billion	$100 million

RiverSource Disciplined Small Cap Value Fund[5]	0.850% of first $250 million 0.825% of next $250 million 0.800% of next $250 million 0.775% of next $250 million 0.750% of next $1 billion 0.725 over $2 billion	$59 million

1 CMIA has voluntarily agreed to reimburse a portion of the fund’s expenses so that the fund’s ordinary operating expenses (excluding any distribution and service fees, brokerage commissions, interest, taxes and extraordinary expenses, but including custodian charges relating to overdrafts, if any), after giving effect to any balance credits from the fund’s custodian, do not exceed 1.10% of the fund’s average daily net assets on an annualized basis. CMIA, in its discretion, may revise or discontinue this arrangement at any time.

2 CMIA has voluntarily agreed to reimburse a portion of the fund’s expenses so that the fund’s ordinary operating expenses (excluding any brokerage commissions, interest, taxes and extraordinary expenses, but including custodian charges relating to overdrafts, if any), after giving effect to any balance credits from the fund’s custodian, do not exceed 0.95% of the fund’s average daily net assets on an annualized basis.

3 CMIA began serving as the sub-adviser on May 1, 2010. Information is provided as of May 3, 2010.

4 CMIA and its affiliates have contractually agreed to waive certain fees and expenses such that net expenses (excluding fees and expenses of acquired funds) will not exceed specified percentages.

5 The fee may be adjusted upward and downward by a performance incentive adjustment.

Brokerage Commissions

As of December 31, 2009, the Adviser had the following affiliated brokers: Lincoln Financial Advisors Corporation, Delaware Distributors, L.P., Jefferson Pilot Variable Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund did not pay any brokerage commissions to brokers affiliated with the Adviser for the fiscal year ended December 31, 2009. As of December 31, 2009, CMIA had the following affiliated brokers: RiverSource Distributors, Inc, Columbia Management Investment Distributors, Inc., Ameriprise Financial Services, Inc. American Enterprise Investment Services, Inc. and Securities America, Inc. The Fund did not pay any brokerage commissions to brokers affiliated with CMIA for the fiscal year ended December 31, 2009.

IV.	Information Regarding CMIA

CMIA is a wholly-owned subsidiary of Ameriprise Financial, Inc., which is located at 55 Ameriprise Financial Center, Minneapolis, Minnesota 55474. CMIA, which is located at 100 Federal Street, Boston, Massachusetts 02110, is a major financial services company engaged in a broad range of financial activities beyond its mutual fund-related activities, including among others, banking, investment banking, broker/dealer (sales and trading), asset management, insurance and other financial activities.

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings of CMIA or any entity controlling, controlled by or under common control with CMIA.

The following table provides the name and principal occupation of CMIA’s directors and executive officers. The address of each of the directors and executive officers is 100 Park Avenue, 8th Floor, New York, New York 10017.

Name	Principal Occupation*

William F. Truscott	Chairman of the Board of CMIA; also, Chief Executive Officer, U.S. Asset Management and President, Annuities of Ameriprise Financial

Michael A. Jones	President and Member of the Board of CMIA; also, President of Columbia Management Investment Distributors, Inc.

Colin Moore	Chief Investment Officer and Member of the Board of CMIA

Beth Ann Brown	Senior Vice President – Intermediary Distribution Asset Management of CMIA; also, Director and Senior Vice President of Columbia Management Investment Distributors, Inc.

J. Kevin Connaughton	Senior Vice President and General Manager Mutual Fund Products of CMIA

Amy K. Johnson	Senior Vice President and Chief Operating Officer of CMIA

Robert McConnaughey	Managing Director and Head of Equities of CMIA

Colin J. Lundgren	Senior Vice President and Head of Fixed Income of CMIA

Brian J. McGrane	Senior Vice President and Chief Financial Officer and Member of the Board of CMIA

Jeffrey F. Peters	Senior Vice President and Head of Institutional Distribution of CMIA; also, Senior Vice President of Columbia Management Investment Distributors, Inc.

Todd White	Senior Vice President and Head of Alternative and Absolute Return Investments of CMIA

Christopher Thompson	Senior Vice President and Head of Investment Products and Marketing of CMIA

Amy Unkless	Senior Vice President and Chief Administrative Officer of CMIA

Scott R. Plummer	Vice President, Chief Legal Officer and Assistant Secretary of CMIA; also, Vice President and Lead Chief Counsel, Asset Management of Ameriprise Financial

Linda J. Wondrack	Vice President and Chief Compliance Officer of CMIA; also, Chief Compliance Officer of Columbia Funds and RiverSource Funds

*None of the principal executive officers and directors of CMIA listed above have other principal employment other than their respective positions with CMIA or positions with CMIA affiliates.

V.	Ownership of Shares

As of June 29, 2010, the Fund did not have any shareholders who owned in excess of 5% of the outstanding shares of any class of securities of such Fund. (The Fund had 2,539,074.33 outstanding standard class shares and 1,259,878.59 outstanding service class shares as of June 29, 2010, including 746,756.46 standard class shares held by other funds of the Trust. For purposes of calculating the beneficial ownership, the standard class shares of the Fund held by other funds of the Trust were excluded). As of June 29, 2010, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the outstanding Standard Class shares and Service Class shares of the Fund.

VI.	Information Regarding the Trust

The Annual Report for the Fund for the fiscal year ended December 31, 2009 has previously been sent to shareholders. The Annual Report for the year ended December 31, 2009 and the Semi-Annual Report for the period ended June 30, 2009 are available upon request without charge by contacting the Trust:

Regular Mail:	Lincoln Variable Insurance Products Trust, P.O. Box 2340, Ft. Wayne, IN 46801
Express Mail:	Lincoln Variable Insurance Products Trust, 1300 S. Clinton St., Ft. Wayne, IN 46802
Phone:	800-454-6265
Website:	Semi-Annual Report: http://www.lfg.com/lfg/llc/prd/prs/sar/SAR_LINCOLN.pdf
Annual Report: http://www.lfg.com/lfg/llc/prd/prs/anr/AR_LINCOLN.pdf

The principal office of the Trust is located at 1300 S. Clinton St. Ft. Wayne, IN 46802. The Trust’s investment adviser is Lincoln Investment Advisors Corporation, which is located at One Granite Place, Concord, NH 03301. The Trust paid LIAC $56,703,404.00 for the fiscal year ended 2009. The Trust’s principal underwriter is Lincoln Financial Distributors, Inc. (“LFD”), 130 N. Radnor Chester Rd., Radnor, PA 19087. The Trust paid LFD $13,174,762.00 for the fiscal year ended 2009. The Trust’s service provider for certain accounting functions and financial reporting, The Bank of New York Mellon (“Mellon”), is located at 135 Santilli Highway, Everett, MA 02149-1950. The Trust paid Mellon $4,066,521.00 for the fiscal year ended 2009. The Trust has also entered into a Fund Accounting and Financial Administration Oversight Agreement with Delaware Service Company, Inc. (“DSC”), located at 2005 Market St., Philadelphia, PA 19103. The Trust paid DSC $271,552.00 for the fiscal year ended 2009. The Lincoln National Life Insurance Company (“Lincoln Life”), which provides various administrative services to the Trust, is located at 1300 S. Clinton St., Ft. Wayne, IN 46802. The Trust paid Lincoln Life $862,727 for the fiscal year ended 2009. The services provided to the Trust by these service providers will continue beyond the effective dates of the New Agreement.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

Lincoln Variable Insurance Products Trust 1300 South Clinton Street Fort Wayne, IN 46802